EXHIBIT 21

SUBSIDIARIES OF INCO LIMITED

      SUBSIDIARIES OF INCO LIMITED

        Inco Limited (the “Registrant”) has no parent. The Registrant’s subsidiaries as of December 31, 2002 (excluding those subsidiaries which considered in the aggregate as a “single subsidiary” would not constitute a “significant subsidiary” as defined under Rule 1-02. of Regulation S-X of the Securities and Exchange Commission), the jurisdiction in which each such subsidiary was organized, and the percentage of voting securities owned by the immediate parent of such subsidiary are shown in the following chart:

Inco Limited (the Registrant)
Inco United States, Inc. (Delaware)	100%
International Nickel, Inc. (Delaware)	100%
I.E.L. Holdings (England)	100%
Inco Europe Limited (England)	100%
Inco S.A. (France)	100%
Goro Nickel S.A. (France)	85%
Monticello Capital (Barbados) Limited (Barbados)	100%
Inco Asia Limited (Barbados)	100%
P.T. International Nickel Indonesia Tbk (Indonesia)	59%
Inco TNC Limited (Japan)	67%
Voisey's Bay Nickel Company Limited (Newfoundland and Labrador)	100%

        None of the subsidiaries listed above generally conducts business under a name other than the particular name so listed.

        All of the above named subsidiaries are included in the consolidated financial statements of the Registrant for the year ended December 31, 2002.